Exhibit 99.1

CORPORATE PARTICIPANTS
Chris Oddleifson Independent Bank Corp. - President & CEO
Rob Cozzone Independent Bank Corp. - CFO & Treasurer
CONFERENCE CALL PARTICIPANTS

Mark Fitzgibbon Sandler O'Neill - Analyst
Collyn Gilbert Keefe, Bruyette & Woods - Analyst
Matthew Kelley Piper Jaffray - Analyst
PRESENTATION

Operator

Good morning and welcome to the Independent Bank Corp. fourth-quarter 2015 earnings conference call. All participants will be in listen-only mode. (Operator Instructions). Please note this event is being recorded. This call may contain forward-looking statements with respect to the financial condition, results of operations and business of Independent Bank Corp. Actual results may be different. Factors that may cause actual results to differ include those identified in our Annual Report on Form 10-K and our earnings press release. Independent Bank Corp. cautions you against unduly relying upon any forward-looking statements and disclaims any intent to update publicly any forward-looking statements whether in response to new information, future events or otherwise. I would now like to turn the conference over to Chris Oddleifson.

Chris Oddleifson - Independent Bank Corp. - President & CEO

Good morning. Thank you. Good morning, everyone and thank you for joining us this morning. As usual, I'm accompanied by Rob Cozzone, our
Chief Financial Officer. Once again, we ended the year on a high note with our strongest performance of the year. Core earnings in the fourth quarter rose to $19.5 million, or $0.74 per share. Rob will cover the quarter in more detail shortly. I'd like to focus my comments on the overall year just completed.

2015 proved to be another terrific year for us on many fronts. Yet again we produced record results of core operating earnings of $71.7 million, or
$2.76 per share for the full year. This constitutes EPS growth of over 10%. There's nothing quirky here. This is a continuation of sound fundamentals.
Some highlights of our 2015 performance include solid operating revenue growth, ongoing organic loan growth, very strong core deposit generation, continued low funding costs, healthy fee income growth, steady growth in our investment management business, superb credit quality with lower non-performing asset levels and minimal net credit losses and ever-rising capital levels. We grew tangible book value per share by over 10% despite absorbing an acquisition earlier in the year, and of course, effective cost management.

Looking beyond the numbers, Rockland Trust made considerable strides in a number of important areas during the year. We've assimilated the
Peoples Federal Bancshares acquisition quickly and seamlessly, providing us with our first retail presence in Boston proper, and we're expanding our customer base nicely.

In general, we're really capitalizing on all our recent moves to expand in greater Boston across a range of commercial, consumer, investment management and small business sectors. New business generation continues at a solid rate where we rank in the top quartile of competitors in that measure.
Our brand has continued to resonate throughout our footprint. We ranked first in customer favorability scores by a wide margin. We recently undertook an exciting initiative with the Boston Globe aimed at the local business community, and this partnership provides unique education, content, access to high-profile business leaders. This is a partnership we can leverage to build awareness, new business and deepen existing relationships.

Our community image continued to be enhanced with various third-party acknowledgments, first of our leadership in economic development support where we received the Diamond Award from the National Association of Development Companies. In diversity, we were named by the
Human Rights Campaign as one of the best places to work for LGBT equality. We scored 100% on their corporate equality index. In community citizenship, we were named a Top Charitable Contributor and a Partner of the Year by the Boston Business Journal.

All throughout the year, we've continued to expand our customer use of products such as debit cards, mobile banking, cash management. At the same time, we're beefing up our customer tracking and monitoring programs along with comprehensive compliance staffing to meet the demands of our regulatory environment.

Looking ahead, our plate is still quite full with ideas and initiatives to continue developing our franchise. And of course, the bar of excellence keeps getting higher and we continue to seek improvement in all that we do. So we'll continue to press hard on providing superior service and meeting customer demands for speed and quality of offerings. In this regard, optimizing our delivery channels and branch configuration remain a top priority.

The local Massachusetts economy continues to show really strong fundamental signs of strength. According to Mass benchmarks, Massachusetts' third-quarter annualized real GDP growth was 2% and this follows annualized growth rates of 7.1% and 3.2% for the second and first quarters respectively. The unemployment rate of 4.7% statewide and 4.4% in the Boston area are better than the national rate. An annualized wage and salary growth of 7.3% in the third quarter followed by a 4.1% growth in the second quarter outpaced national levels. And the really big news recently is that GE has decided to move its corporate offices to Boston, a real vote of strength for the area. These are all good signs.

One thing that hasn't changed is us staying grounded in all our planning assumptions. We allow for the inevitable swings in the business cycles and realize that credit costs have really nowhere to go but up from here. We're also confident that we'll continue to outperform our peers in this area as we have for a long time.

We're also keeping a wary eye on some worrisome competitive loan practices that are creeping back in. We're still very much in the deal flow, but have no problem at all walking away if terms and pricing aren't to our liking. We're happy to lag our peers on the loan growth front while outperforming them on a sustainable, long-term EPS growth. We're confident that by sticking to our knitting, pursuing the concrete opportunities already in front of us and continuing to add new customers while expanding existing ones in a disciplined manner, will bring us continued success in the years ahead.

We are operating from a position of strength as we execute our plans and are determined to remain flexible, nimble and opportunistic in the ever-changing operating environment. One final word, and that is to offer a very hardy thank you to all our Rockland Trust colleagues for bringing such success quarter after quarter, year after year. Their passion for excellence is truly remarkable.

The 2015 recognition that I'm proudest of is our being ranked number one in the latest Boston Globe Top Places To Work survey among all large employers in Massachusetts. And on that nice note, I will turn it over to Rob.

Rob Cozzone - Independent Bank Corp. - CFO & Treasurer

Thank you, Chris. Good morning. I'll now review the earnings for the fourth quarter and full year in more detail. Following those comments, I'll provide earnings guidance for 2016.

Independent Bank Corp. reported net income of $19.5 million and GAAP diluted earnings per share of $0.74 in the fourth quarter of 2015. This compared to net income of $18.6 million and GAAP diluted earnings per share of $0.71 in the third quarter. There were no non-operating items in either quarter. As Chris stated, the full year in 2015 operating diluted earnings per share improved by 10.4% and reached a record of $2.76.
Performance ratios for the quarter were also strong. The return on average assets was 1.07% and the return on average equity was 10.03%. In addition, our return on average tangible common equity approached 14% for the quarter. Strong earnings results continue to drive growth in tangible book value, which increased to $21.29 at December 31st and now, sits almost 11% above where it was a year ago. In addition, tangible capital to tangible assets was a healthy 7.98% at December 31, 2015, over 50 basis points higher than a year ago.

As expected, moderate loan growth continued in the final quarter of the year. Fourth quarter growth was driven by commercial construction and home equity lending. Although construction has historically tended to decline in the fourth quarter, 2015 was an exception as strong new bookings, an increase in existing line utilization and the reclass of some loans from CRE to construction contributed to strong growth in that category.

Despite the recent growth, the construction portfolio continues to be very well-diversified across geographies and project types. No single city or town represents more than 10% of our construction exposure and no single project represents more than 5%. When markets are as hot as Greater
Boston currently is, it is all the more important to maintain disciplined underwriting and portfolio management.

Although we're extremely pleased to have a much greater presence in a city that attracts the likes of GE, we know the challenges that all too rapid growth can pose. So we proceed with cautious optimism, and, as Chris said, we will not sacrifice our credit standards that have kept us in such good stead over these many years.

The growth in the home equity portfolio, as described last quarter, is a result of direct mail that continues to resonate with existing customers and end-market prospects, as well as our ever-improving ability to penetrate acquired geographies with attractive home equity offers. Partly offsetting increases in construction and home equity were reductions in C&I and residential.

Total deposits were 1.3% higher for the quarter as strong growth in demand and savings portfolios more than offset declines in the more rate-sensitive categories. Full-year organic growth in core deposits was 9.6% in 2015 and is reflective of a brand that is resonating, a robust product offering, an expanded footprint and exceptional service levels. All of this growth coming while maintaining a 20 basis points cost of deposits.

Although the long-awaited Fed increase came too late to benefit the fourth-quarter net interest margin, it will certainly be reflected in the first quarter of 2016. As of December 31, 2015, the bank's loan portfolio consisted of $2.4 billion of loans that were either tied to prime or short-term
LIBOR rates, the majority of which reprice within 30 days. The 5 basis point reduction in the net interest margin during the fourth quarter was a result of a slightly higher cash position, lower prepayment penalties and a 3 basis point benefit from a security prepayment that we mentioned in the third quarter of 2015.

Asset quality continues to be excellent with net recoveries for the quarter largely due to one large commercial recovery and continued low non-performing loans. A loan loss provision of $500,000 was only needed to support loan growth. For the full year, net charge-offs were only 1 basis point of total loans.

Non-interest income increased 3% versus a strong third quarter. A 3% increase in investment management income was a result of a 5% increase in assets under administration at $2.7 billion. Supplementing ongoing success in the core investment management franchise is the improving awareness that the Boston investment management office brings, along with its related synergy with our first retail presence in the city afforded us by Peoples. The increase in investment management income and loan level derivative income was partially offset by a seasonal decrease in mortgage banking income while deposit-related income was relatively flat to the prior quarter.

The largest fee income increase incurred in the other income category as year-end capital gains distributions were realized on certain equity securities and a benefit was realized on the purchase of a Massachusetts historical tax credit. We continue to be very pleased with the progress we've made in growing the fee income category over the past few years and it remains a focus for us.

Non-interest expense, although slightly higher than anticipated due to performance-based incentive accruals and expense costs, was down 1.2%
versus the third quarter, primarily due to reductions in advertising and loan workout costs. The efficiency ratio in the fourth quarter dropped to
62.2%. As we have discussed in the past, we believe we have the infrastructure to support a much larger balance sheet and we expect to continue to leverage that infrastructure.

I will now turn to earnings guidance for 2016. As has been our practice, we'll describe our anticipated financial performance for the full year and then provide quarterly updates as the year progresses. Importantly, we have not provided for additional rate increases in our forecast. We anticipate that 2016 operating diluted earnings per share will be in a range of between $2.90 and $3.00. I would like to remind you that our first quarter usually trends notably below the fourth quarter for a variety of factors, including fewer days, higher employee benefit expense and increased marketing expense, along with a lower dividend income due to a recent redemption of the stock by the FHLB.
The key assumptions to our 2016 outlook include the following. First, as I stated, a stable rate environment. Should short rates continue to rise,

both the net interest margin and earnings will benefit. Total loans grew organically by 2.2% in 2015. We expect the aggressive competitive environment to persist and anticipate loan growth will be in the 3% to 5% range for 2016. Much of this growth will continue to come from the commercial and home equity portfolios.

We're focused on maintaining a favorable deposit mix and will continue emphasizing core deposit growth over absolute growth. We expect to grow total deposits 3% to 5% in 2016.

With the benefit of the December rate increase, the 2016 full-year net interest margin should be about where we were for the full year in 2015, which was around the low 3.40%s. Of course, the amount of liquid cash balances we have on average will have an effect on our net interest margin.

Following extremely strong performance in 2015, the asset quality outlook is likely to begin to normalize over the next couple of years and credit costs will undoubtedly be higher in 2016, but are still expected to remain very well contained.

Core non-interest income is anticipated to grow 3% to 5% in 2016 as continued growth in our core customer base should lead to moderate growth across most fee income categories. Our consistent focus on growing our investment management business is expected to again contribute to solid growth in investment management-related revenue in 2016.

Core non-interest expense will be tightly managed and expected to increase 1% to 3% in 2016. We'll continue to look for ways to improve the efficiency ratio via positive operating leverage; however, we will also continue to invest prudently in those areas that we anticipate will improve long-term profitability.

We expect the tax rate to be 31% to 32% in 2016; and finally, we expect capital to continue to grow at the current pace. That concludes my comments.
Chris.

Chris Oddleifson - Independent Bank Corp. - President & CEO

Great. Thanks, Rob. So we're ready for questions.

QUESTIONS AND ANSWERS

Operator

We will now begin the question-and-answer session. (Operator Instructions).

Mark Fitzgibbon - Sandler O'Neill - Analyst

Rob, I wonder if you could help us think about these tax credits that you guys have been purchasing and how those might flow into the income statement in 2016. Will it be a fairly steady, you think, 31%, 32% tax rate over the course of the year?

Rob Cozzone - Independent Bank Corp. - CFO & Treasurer

Yes. It will be steady 31% to 32%. Unless we true-up the tax rate, obviously, every quarter depending upon our expected performance for the full year, but based upon budget expectations for the full-year pretax income and the mix of that income, we will be accruing 31% to 32% evenly.

The actual tax credits -- the historical tax credit, those are just kind of periodic opportunities that we're able to take advantage of and are somewhat difficult to predict. They didn't contribute significantly to the full year in 2015. Pricing on them fluctuates depending upon the project and the environment and the pricing had gotten pretty rich. We had the opportunity to execute on one in the fourth quarter that seemed reasonably priced to us, but those are somewhat unpredictable.

Mark Fitzgibbon - Sandler O'Neill - Analyst

Okay. And then I heard your guidance about the margin for the full year, but I thought earlier in your comments you made a mention that the margin would rebound a bit in the first quarter. Is that because of the cash deployment?

Rob Cozzone - Independent Bank Corp. - CFO & Treasurer

No. It's -- well, partially due to cash deployment, but also because of the impact of the December rate increase will be felt in the first quarter. So if we just get this one increase and no further increases, we'll get a boost in the first quarter relative to the fourth quarter and then as fixed assets continue to reprice at lower rates due to 10 year being sub 2% now, we would expect the net interest margin, the core net interest margin, to gradually trend down throughout the rest of 2016, again unless we get further rate increases. But the total year we would expect to approximate what we realized in 2015.

Mark Fitzgibbon - Sandler O'Neill - Analyst

Okay. And then changing gears a little bit, with the joint regulatory white paper that just came out on commercial real estate in December, and I noticed your commercial real estate growth slowed this quarter, is that related because you do have a decent concentration in commercial real estate, or was it just the market moved away?

Rob Cozzone - Independent Bank Corp. - CFO & Treasurer

No, not related at all and that guidance includes both CRE and construction. And as you saw, we had very strong growth in construction. So on a combined basis, both portfolios grew. We have consistently applied the previous guidance in that most recently issued statement throughout the credit crisis, so there's nothing new there for us, Mark. And in fact, our concentration in CRE relative to those measures,

particularly the 300% measure, has gradually declined over time from what was a peak in probably the 2011/ 2012 timeframe.

Mark Fitzgibbon - Sandler O'Neill - Analyst

Okay. Thank you.

Operator

Collyn Gilbert, KBW.

Collyn Gilbert - Keefe, Bruyette & Woods - Analyst

Thanks. Good morning, guys. Just talk a little bit about your outlook in terms of growth. Rob, I know you said loans in that 3% to 5% range for the year. Is there some more color that you can add in terms of how you see that trending over the year? Do you anticipate growth to sort of slow in the back half of the year, or just talk a little bit kind of of your outlook for what's going to fuel that growth.

Rob Cozzone - Independent Bank Corp. - CFO & Treasurer

So last year, 2015, the first half of the year, we were essentially flat, almost exactly flat as a matter of fact. We were down in the first quarter, slightly up in the second quarter. In the second half of the year, we grew just north of 2%, which got us to the annual growth of 2.3% organically, excluding the Peoples acquisition. Last year's first quarter was, as you probably recall, was impacted significantly by the weather in both our consumer and commercial portfolios. So that certainly could happen again here in the first quarter of 2016. Hopefully it doesn't.

Our commercial pipeline ended the year at north of $200 million, which was nice growth versus the $160 million and change that ended the third quarter, and so that bodes well for the first half of the year. It's a little challenging to predict exactly when some of those closings might come through. So we don't expect to have, Collyn, any necessarily seasonality in the commercial book, but weather could impact that.

The consumer books of business do get impacted by seasonality. So applications in the fourth quarter in both the residential book and the home equity book were lower, not surprisingly, because of the holidays. And so you end up with lower closings in the first quarter and slightly lower growth. That then picks up into the second and third quarter and so that will contribute to additional growth -- we'd expect it to contribute to additional growth in the latter quarters in the year.

Collyn Gilbert - Keefe, Bruyette & Woods - Analyst

Okay, okay. That's great. That's helpful. And then just in terms of deposit pricing, are you guys seeing any change in your markets among your competitors as it relates to deposit pricing with the Fed move in December?

Rob Cozzone - Independent Bank Corp. - CFO & Treasurer

Yes, I'm not sure I would necessarily link it to the Fed move. There's definitely some special offers out there by various banks. I think some of them are unique to strategies that those banks are currently deploying and not linked to a Fed increase.

In terms of our customer base, I can only think of one customer, at least that's gotten to me, that has alluded to the Fed increase and their desire for a higher rate on their deposit account. I'm not seeing anything significant as of yet.

Collyn Gilbert - Keefe, Bruyette & Woods - Analyst

Okay. That's helpful.

Chris Oddleifson - Independent Bank Corp. - President & CEO

Our core deposit level is the highest it's ever been at 88%.

Rob Cozzone - Independent Bank Corp. - CFO & Treasurer

Almost. It rounds to 89% -- 88.6%.

Chris Oddleifson - Independent Bank Corp. - President & CEO

88.6%. That bodes well so far for price sensitivity in a rising rate environment.

Collyn Gilbert - Keefe, Bruyette & Woods - Analyst

Yes. Okay, great. And then just finally, can you talk a little bit, Chris, just in terms of outlook for franchise expansion either through branch openings or M&A, if there are certain geographies or areas that you feel like you'd like to supplement with the franchise?

Chris Oddleifson - Independent Bank Corp. - President & CEO

Sure. Yes, so as you know, historically, we have not been sort of aggressive de novo, but just sort of very carefully picking our spots and we do have a new branch opening on May 1 in North Quincy. Quincy has been a terrific market for us. You may recall, about eight years ago, we put our first branch in the city and it has done very, very well. And so we're adding a second.
We have a very comprehensive branch network optimization process here. We've hired some talent that is bringing a lot of new capabilities. And there are a number of -- there are a handful of branches that we're looking to relocate. They will stay in the same geography. There are a handful of branches that we're renovating and converting to a new modern format. So we are optimizing on the margin, if you will.

In terms of acquisitions, yes, we continue to be very interested in that. If you take a look at the last 10 years, that's been an opportunistic strategy
-- it started out as an opportunistic strategy, has turned into one that's really been pretty key to our growth over the last decade. And we expect that over time there's going to be the continued consolidation in the industry and we'd like to, if possible and appropriate and priced right and there is good strategic compatibility, add some incremental most likely smaller franchises to our -- within the current footprint, or what our success has been has been to sort of expand in concentric circles where we really can be very good and focused on deploying our business model just beyond our borders. So we would like to and would anticipate over the next -- I mean can't predict since there are so few franchises available --
but would anticipate hopefully the trend will continue.

Collyn Gilbert - Keefe, Bruyette & Woods - Analyst

Okay. That's great. That's helpful. I'll leave it there. Thanks, guys.

Operator

(Operator Instructions). Matthew Kelley, Piper Jaffray.

Matthew Kelley - Piper Jaffray - Analyst

Hi, guys. Just a question on your deposit service fees. So when you look at NSF and overdraft and maintenance fees, do you think we've kind of reached the bottom in the trajectory of some of those fees relative to deposit balances, or will there be more pressure going forward? And then where do you stand on your policies on NSF and overdraft versus some of your competitors?

Rob Cozzone - Independent Bank Corp. - CFO & Treasurer

We think we -- I guess I'll hit the latter question first here. We think we take a pretty conservative approach to our overdraft fees. We don't do any sort of reordering of transactions and those sorts of things. But, at the same time, we're in the mix in terms of what we charge for an individual overdraft relative to competition and that's something that we monitor pretty carefully.

We do seem to be in somewhat of a gradual decline in terms of overdraft fees due to changes in customer behavior, attributed to the gradually improving economy and the lowering of the unemployment rate, or just awareness in general. And so we have no reason really to expect that kind of gradual trend in overdraft fees to change and so we're anticipating lower overdraft fees on average as we head into 2016.

However, there are other opportunities for fees. Certainly debit interchange revenue has been a very strong contributor for us and we're having a lot of success getting debit cards in the hands of our customers when they open an account and getting those debit cards activated and active and we have a number of different marketing strategies to be successful there. And so we expect that to continue to grow and that is also consistent with growing the core deposit base in general, which we have been very successful at.

Matthew Kelley - Piper Jaffray - Analyst

Got you. And then getting back to the discussion on just the interagency commentary on commercial real estate types of risks in the system. Could you comment on the status of the Boston development market, particularly the high end and maybe just give us an update on how you see the residential multi-family condo type of market today versus a year ago and where we are maybe in that type of cycle and how that impacts your willingness to lend in that market?

Chris Oddleifson - Independent Bank Corp. - President & CEO

That's a really interesting question. And there is a $35 million penthouse on top of Millennium Tower that's available if you are interested?

Matthew Kelley - Piper Jaffray - Analyst

A little out of my league.

Chris Oddleifson - Independent Bank Corp. - President & CEO

As you know, there's been a lot of the high-end housing being built in the Boston market and many of us that look at this sort of as consumers and ask where is the market for that. And these are -- the Millennium Tower aside, which is really high end, there are a number of sort of multi-family buildings that are rents in the, for a two-bedroom, in the $3500 to $5000 a month range, which is really sort of out of reach for anybody even earning $100,000. So there's been a little bit of concern about that. We do not lend into that market. Those projects are too big for us, so that doesn't influence us. We will lend on a smaller scale in the luxury market where developers have a very good reputation, who are well-capitalized and very low risk, and we've been very successful doing that.

The GE announcement will bring a lot of jobs in here that will support multi-family housing pricing, maybe along the lines that I just talked about.
Clearly, what is a really interesting question that you are asking without knowing it is what is the situation with multi-family policy in the city of
Boston and how does that impact our overall economic growth in the city. There is a lack of affordable housing. What I mean by affordable housing is not subsidized affordable housing. I'm talking about affordable housing for the young professionals who want to come to Boston and work in the tech sector, work at the mid to entry-level jobs at GE, for example, and that is a policy question that the mayor is sort of taking on, head on, sort of has put a big goal out there to build housing that is affordable, as I said.

Sharing in that housing partnership, we've commissioned some work to demonstrate if you do not have housing in the affordable range for these younger professionals, you will impact the Commonwealth's growth rate. So this is a big interesting policy issue that's getting a lot of attention by the mayor's office and by various business groups around the city. But I will say that in terms of worrying about will the buildup in the higher-end apartments sort of impact us from a credit perspective, I'd say we don't have significant exposure there.

Matthew Kelley - Piper Jaffray - Analyst

Got you. All right. Thank you.
Operator

As there are no additional questions at this time, this concludes our question-and-answer session. I would like to turn the conference back over to
Chris Oddleifson for any closing remarks.

Chris Oddleifson - Independent Bank Corp. - President & CEO

Great. Well, thank you, Kate and thank you, everybody, for joining us today and we look forward to talking with you again in three months. Have a good day.

Rob Cozzone - Independent Ban Corp. - CFO & Treasurer

Thank You.

Operator

The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.
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